Exhibit 3(ii)

Effective Date:  December 5, 2017

FIFTH AMENDED AND RESTATED

BYLAWS OF

PACCAR Inc

ARTICLE I

Directors

Sec. 1. The affairs of the Company shall be managed by a Board of Directors. The number of Directors shall be determined by the Board of Directors.  The Board of Directors shall be divided into three classes as nearly equal in number as possible.

At each annual meeting of stockholders, Directors chosen to succeed those whose terms expire at such annual meeting shall be elected for a term of office expiring at the next annual meeting of stockholders after their election. Newly created directorships resulting from an increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until the Director's successor shall have been elected and qualified.

No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

No person who is seventy two (72) years of age or older shall be eligible for election as a Director. The term of any person serving as a Director shall expire automatically on the day preceding the first annual meeting of stockholders following the Director's seventy second (72nd) birth date.

ARTICLE II

Meetings of Directors

Sec. 1. The Board of Directors shall hold a meeting for organization and all other business in connection with the annual meeting of the stockholders.                                 Sec. 2. Meetings of the Board of Directors may be called by the Chairman at any time on five days' notice if such notice thereof is given electronically or personally or on seven days' notice if such notice is given by mail to each member of the Board. Meetings of the Board of Directors shall also be called upon like notice by the Secretary of the Company at any time upon written request therefor signed by a majority of the Directors filed therewith. Calls for meetings shall be deemed given when deposited in the United States mail postage prepaid or delivered electronically as the case may be, and addressed to a member of the Board at his last known delivery address.

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Sec. 3. Meetings of the Board of Directors shall be held at the place, either within the State of Delaware or elsewhere, and on the date and at the hour designated in the call therefor.

Sec. 4. Any irregularity in calling or holding meetings may be cured by ratification of the proceedings signed by all the Directors and entered upon the minute book. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if a written consent thereto is signed by all the Directors and filed with the minutes of the Board.

Sec. 5. At Directors' meetings, half or more of the Board shall constitute a quorum for the transaction of business, and the concurring vote of a majority of the Directors present shall be sufficient to pass any measure. If less than a quorum be present at any meeting, the chairman of the meeting may adjourn it from time to time until a quorum be present.

ARTICLE III

Stockholders' Meetings

Sec. 1. The annual meeting of the stockholders shall be held at such place on such day during the first half of each calendar year and at such hour as may be designated by the Board of Directors.

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Sec. 2. The Secretary shall give written notice of the annual meeting to all stockholders of record by any means authorized by the Board of Directors and Delaware law not less than ten (10) days nor more than sixty (60) days before the date of the meeting.

Sec. 3. At all stockholders' meetings a majority of all the stock issued and outstanding and having voting power shall constitute a quorum for the transaction of business. If a lesser amount of stock be present or represented, the chairman of the meeting shall adjourn it from time to time until a quorum be present - but no such adjournment shall be longer than for one week at a time. This quorum requirement shall have no effect upon the affirmative vote required for approval of the actions stated in Article SEVENTH of the Company's Certificate of Incorporation or as provided in Article EIGHTH for amendment of that Article.

Sec. 4. Special meetings of stockholders may be called from time to time by a majority of the Board of Directors or upon the delivery of a written demand of the holders of record of at least twenty-five percent of the Company’s outstanding stock to the Secretary of the Company. A stockholder request for a special meeting must be accompanied by a notice that contains the information that would be required to be included with a stockholder’s notice of business proposed to be brought before a

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meeting pursuant to Article III, Section 5 of these Bylaws and, if applicable, a stockholder’s notice of a nomination pursuant to Article III, Section 6 of these Bylaws.  Special meetings shall be held solely for the purpose or purposes specified in the notice of meeting.

Sec. 5. At an annual meeting of the stockholders only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors, or (b) by any stockholder of the Company who complies with Rule 14a-8 of the Securities Exchange Act of 1934, or any successor thereof, or (c) by any stockholder of the Company entitled to vote at the meeting who complies with the notice procedures set forth in this Section 5. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company, the business must otherwise be a proper matter for stockholder action and the stockholder must be a stockholder of record at the time notice is given. To be timely, a stockholder's notice must be received at the principal executive offices of the Company, not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring

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before the annual meeting, a brief description of the business desired to be brought before the annual meeting, and the reasons for conducting such business at the annual meeting; (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business; (c) the class and number of shares of the Company which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 5. The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not a proper matter for stockholder action or not properly brought before the meeting in accordance with the provisions of this Section 5. If he should so determine and declare, any such business shall not be transacted.

Sec. 6. Only persons who are nominated in accordance with the procedures set forth in this Section 6 shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the Company may be made at a meeting of stockholders (a) by or at the direction of the Board of Directors, (b) by any stockholder of the Company who is a stockholder of record at the time the nomination is made, who is entitled to vote for the election of Directors at the meeting

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and who complies with the notice procedures set forth in this Section 6, or (c) by any Nominating Stockholder (as defined in Section 7) who meets the requirements of and complies with the notice procedures and representations and documentation requirements set forth in Section 7. Nominations by stockholders pursuant to Section 6(b) shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of such stockholder and (ii)the class and number of shares of the Company which are beneficially owned by such stockholder. At the request of the Board of Directors, any person nominated by the Board of

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Directors for election as a Director shall furnish to the Secretary of the Company that information required to be set forth in the stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a Director of the Company unless nominated in accordance with the procedures set forth in this Bylaw. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Bylaws. If he should so determine and declare, the defective nomination shall be disregarded.

Sec. 7. (A) Subject to the provisions of this Section 7, the Company shall include in its proxy statement and on its form of proxy for any annual meeting of stockholders: (i) the name of any person nominated for election to the Board of Directors (a “Stockholder Nominee”) by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has satisfied all conditions and complied with all procedures set forth in this Section 7, as determined by the Board of Directors (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”); (ii) disclosure about each Stockholder Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission (the “SEC”) or other applicable law to be included in the proxy statement; (iii) a statement, not to exceed 500 words, included

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by the Nominating Stockholder in support of its Stockholder Nominee in the Nomination Notice (as defined in Section 7(D)) for inclusion in the proxy statement (the “Supporting Statement”); and (iv) any other information that the Company or the Board of Directors determines to include in the proxy statement relating to the nomination of each Stockholder Nominee, including, without limitation, any statement in opposition to the nomination, any information provided pursuant to this Section 7 and any solicitation materials or related information with respect to a Stockholder Nominee.  For purposes of this Section 7, any determination to be made by the Board of Directors may be made by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Company and all persons. The Executive Chairman shall have the power to determine whether a Stockholder Nominee has been nominated in accordance with the requirements of this Section 7 and, if not so nominated, shall direct and declare at the meeting that such Stockholder Nominee shall not be considered.

(B) (i) The Company shall not be required to include in the proxy statement for the annual meeting of stockholders more Stockholder Nominees than that number of directors constituting the greater of (a) two or (b) 20% of the total number of directors of the Company on the last day on which a Nomination

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Notice may be submitted pursuant to this Section 7 (rounded down to the nearest whole number) (the “Maximum Number”).  (ii) The Maximum Number for a particular annual meeting shall be reduced by (a) Stockholder Nominees whom the Board of Directors itself decides to nominate for election at such annual meeting; (b) Stockholder Nominees who cease to satisfy, or Stockholder Nominees of Nominating Stockholders that cease to satisfy, the eligibility requirements in this Section 7, as determined by the Board of Directors; (c) Stockholder Nominees whose nomination is withdrawn by the Nominating Stockholder or who become unwilling or unable to serve on the Board of Directors; and (d) the number of incumbent directors who had been Stockholder Nominees in any of the preceding three annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors.  (iii) If the number of Stockholder Nominees exceeds the Maximum Number, then, promptly upon notice from the Company, each Nominating Stockholder will select one Stockholder Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of largest to smallest ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Stockholder Nominee.  If, after the deadline for submitting a Nomination Notice as set forth in

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Section 7(D), the nomination of a Stockholder Nominee is withdrawn, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Company (a) shall not be required to include in its proxy statement or on any form of proxy the disregarded Stockholder Nominee or any successor or replacement nominee proposed by a Nominating Stockholder and (b) may otherwise communicate to its stockholders, including by amending or supplementing its proxy statement or form of proxy, that a Stockholder Nominee will not be included as a nominee at the annual meeting.

(C) (i) An “Eligible Holder” is a person who has either (a) been a record holder of the shares used to satisfy the eligibility requirements in this Section 7(C) continuously for the three-year period specified in subsection (ii) below or (b) provides to the Secretary of the Company, within the time period referred to in Section 7(D), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act.  (ii) An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 7 only if the person or group (in the aggregate) has

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continuously owned at least the Minimum Number (as defined below) of shares of the Company’s outstanding common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are under common management and investment control shall be treated as one Eligible Holder if such Eligible Holder provides documentation satisfactory to the Company that demonstrates that the funds meet the criteria set forth in this Section 7(c)(ii).  In the event of a nomination by a group of Eligible Holders, all requirements and obligations for an individual Eligible Holder set forth in this Section 7 shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate.  Should any stockholder cease to satisfy the eligibility requirements in this Section 7, as determined by the Board of Directors, or withdraw from a group of Eligible Holders prior to the annual meeting, the group of Eligible Holders shall be deemed to own only the shares held by the remaining members of the group.  (iii) The “Minimum Number” means 3% of the number of outstanding shares of the Company’s common stock as of the most recent date for which such amount is given in any filing by the Company with the SEC prior to the submission of the Nomination Notice.  (iv) For purposes of this

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Section 7, an Eligible Holder “owns” only those outstanding shares of the Company as to which the Eligible Holder possesses both: (a) the full voting and investment rights pertaining to the shares; and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (a) and (b) shall not include any shares (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement or obligation to resell, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Company, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from

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the full economic ownership of such shares by such Eligible Holder or any of its affiliates.  An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which (a) the Eligible Holder has loaned such shares, provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice and continues to hold such shares through the date of the annual meeting, or (b) the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the Eligible Holder. Whether outstanding shares of the Company are “owned” for these purposes shall be determined by the Board of Directors.  (v) No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder.

(D) To nominate a Stockholder Nominee, the Nominating Stockholder must deliver to the Secretary at the principal executive offices of the Company not less than 120 or more than 150 days before the first anniversary of the date that the Company first sent its proxy statement for the prior year’s annual meeting, all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that

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if the date of the annual meeting is advanced more than 30 days before or delayed by more than 30 days after such anniversary date, the Nomination Notice shall be given in the manner provided herein not earlier than the 150th day and not later than the close of business on the later of the 120th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made: (i) A copy of the Schedule 14N relating to each Stockholder Nominee, completed and filed with the SEC by the Nominating Stockholder in accordance with SEC rules; (ii) A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Stockholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member): (a) the information required with respect to the nomination of directors pursuant to Article III, Section 6(b); (b) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N; (c) a representation and warranty that the Nominating Stockholder (1) acquired the securities of the Company in the ordinary course of business and did not acquire, and is not holding, any securities of the Company with the intent of influencing or changing control of

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the Company, (2) will not engage in or aid or abet a “solicitation” within the meaning of Rule 14a-1(l) of the Exchange Act with respect to the annual meeting, other than with respect to a Stockholder Nominee or any nominee of the Board of Directors, and (3) will not use any proxy card other than the Company’s proxy card in soliciting stockholders in connection with the annual meeting; (d) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 7(C) and has provided evidence of ownership to the extent required by Section 7(C)(i);

(e) a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 7(C) through the date of the annual meeting and a statement regarding the Nominating Stockholder’s intent or lack thereof with respect to continued ownership of the Minimum Number of shares for one year following the annual meeting; (f) details of any position of a Stockholder Nominee related to any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the Company or its affiliates) within the three years preceding the submission of the Nomination Notice; (g) if desired, a Supporting Statement; and (h) in the case of a nomination by a group, the designation of one group member that is authorized to

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act on behalf of all group members with respect to the nomination, including withdrawal of the nomination; (iii) An executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Stockholder (including each group member) agrees: (a) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election; (b) to file with the SEC any written solicitation or other communication with the Company’s stockholders relating to one or more of the Company’s directors or director nominees or any Stockholder Nominee, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation; (c) to assume all liability (which shall be joint and several with respect to other group members, if any) stemming from any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Stockholder Nominees with the Company or its stockholders; and (d) to indemnify and hold harmless (which shall be joint and several with respect to other group members, if any) the Company and each of its current and former directors, officers and employees individually against any liability, loss, damages or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal,

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administrative or investigative, against the Company or any of its current and former directors, officers or employees arising out of or relating to any breach or alleged breach by the Nominating Stockholder or any of its Stockholder Nominees of its obligations, agreements or representations under this Section 7; and (iv) An executed agreement, in a form deemed satisfactory by the Board of Directors, by each Stockholder Nominee: (a) to provide to the Company the information required with respect to the nomination of directors pursuant to Article III, Section 6(b), including but not limited to a completed and signed questionnaire, representation and agreement required by Section 8; (b) to provide to the Company such other information and certifications, including completion of the Company’s director questionnaire, as the Company may reasonably request; and (c) to meet with the Nominating and Governance Committee upon reasonable request to discuss matters relating to the nomination of such Stockholder Nominee to the Board of Directors. The information and documents required by this Section 7(D) shall be provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 7(D) (other than such

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information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Company.

(E) (i) Notwithstanding anything to the contrary contained in this Section 7, the Company may omit from its proxy statement any Stockholder Nominee and any information concerning such Stockholder Nominee and no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Company), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure any defect preventing the nomination of such Stockholder Nominee, if: (a) the Company receives a notice pursuant to Article III, Section 6(b) that a stockholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn; (b) the Nominating Stockholder does not appear at the annual meeting or withdraws its nomination or the Executive Chairman declares that such nomination was not made in accordance with the procedures prescribed by this Section 7; (c) the Board of Directors determines that such Stockholder Nominee’s nomination or election to the Board of Directors would result in the Company to be in violation of its Certificate of Incorporation or Bylaws or any applicable law, rule or regulation, including any rules or regulations of the primary

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stock exchange on which the Company’s common stock is traded; (d) such Stockholder Nominee was nominated for election to the Board of Directors pursuant to this Section 7 at one of the Company’s three preceding annual meetings and either withdrew or became ineligible or received a vote of less than 25% of the shares entitled to vote for such Stockholder Nominee; (e) such Stockholder Nominee is not independent under applicable independence standards, as determined by the Board of Directors; (f) such Stockholder Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years or is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended; (g) such Stockholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or (h) the Company is notified, or the Board of Directors determines, that the Nominating Stockholder or the Stockholder Nominee has failed to continue to satisfy the eligibility requirements described in Section 7(C), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not

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misleading), such Stockholder Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the agreements, representations or warranties of the Nominating Stockholder or such Stockholder Nominee under this Section 7. (ii) Notwithstanding anything to the contrary contained in this Section 7, the Company may omit from its proxy statement or may supplement or correct any information, including all or any portion of the Supporting Statement, if the Board of Directors determines that (a) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; or (b) the inclusion of such information in the proxy statement would violate any applicable law, regulation or listing standard.  The Company may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.

Sec. 8. To be eligible to be a nominee for election or reelection as a director of the Company by a stockholder under Article III, Section 6(b) or a Nominating Stockholder under Section 7, a person must complete and deliver (in accordance with the time periods prescribed for delivery of notice under Section 6(b) or 7, whichever is applicable) to the Secretary at the principal executive offices of the Company a written questionnaire providing the information requested about the

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background and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (the questionnaire, representation, and agreement to be in the form provided by the Secretary upon written request) that such person: (a) is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Company that has not been disclosed to the Company, (ii) any agreement, arrangement or understanding with any person or entity as to how such person would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Company, or (iii) any Voting Commitment that could limit or interfere with the person’s ability to comply with a director’s fiduciary duties under applicable law; and (b) would be in compliance, if elected as a director of the Company, and will comply with the Company’s Bylaws, Corporate Governance Guidelines, Code of Ethics and any other Company policies applicable to directors.

Sec. 9. (A) Except as provided in this Bylaw, and subject to the rights of holders of any series of Preferred Stock to elect Directors under specified circumstances, each Director nominee in an uncontested director election shall be

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elected by the affirmative vote of the majority of the votes cast with respect to that Director’s election at any meeting for the election of directors at which a quorum is present. For purposes of this Bylaw, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that Director’s election. Votes cast shall include direction to withhold authority in each case, but exclude “abstentions” and “broker nonvotes” with respect to that director’s election.

If the number of nominees for election as Directors exceeds the number of Directors to be elected (a “Contested Election”), the Directors shall be elected by the affirmative vote of a plurality of the votes cast at any meeting at which a quorum is present. The determination of whether an election is a “Contested Election” shall be made by the Secretary as of the close of the applicable notice of nomination period set forth in Article III Section 6 of the Bylaws or under applicable law based on whether notice of nomination was timely filed. If one or more director notices of nomination are withdrawn at least ten days prior to the date the Company first mails its notice of meeting and proxy statement in connection with such election of Directors, such that the number of candidates for election as Director no longer exceeds the number of Directors to be elected, the election shall not be considered a Contested

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Election. In all other cases, once an election is determined to be a Contested Election, Directors shall be elected by a vote of a plurality of the votes cast.

(B) If one or more incumbent nominees for Director fails to receive a majority of the votes cast in an uncontested director election, each such Director shall promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. The Nominating and Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation. The Board of Directors will review the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation within ninety (90) days from the date of the certification of the election results. If the Board of Directors accepts a director’s resignation pursuant to this Bylaw, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the Board of Directors may fill any resulting vacancy or may adjust the size of the Board of Directors pursuant to the provisions of

Article I, Section 1 of the Bylaws.

Sec. 10. At all stockholders' meetings, stockholders may vote in person or by proxy.

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Sec. 11. The deposit in any general or branch post office of a notice of any general or special meeting of stockholders enclosed in a sealed and fully postpaid envelope and addressed to a stockholder at his post office address shown on the books of the Company shall be, as to the stockholder so addressed, sufficient notice of such meeting. Notice by electronic transmission as authorized by Delaware law is also sufficient notice of such meeting.

ARTICLE IV

Inspectors of Election

Sec. 1. Prior to each meeting of stockholders, the Chairman shall appoint two or more Inspectors of Election who shall verify all proxies, report the number of shares represented by proxy and by actual attendance at the meeting, count all votes cast, and report in writing the result of all voting.

All questions raised by the stockholders regarding the qualification of votes, the validation of proxies and the acceptance or rejection of votes shall be decided by the Chairman of the meeting.

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ARTICLE V

Officers

Sec. 1. The officers of the Company shall be the Executive Chairman of the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents (any of whom may be designated Executive or Senior Vice President by the Board of Directors or the Executive Chairman by a writing filed with the Secretary), a Treasurer, a Secretary, and such other officers as may be provided for from time to time by resolution of the Board of Directors. Such officers shall have the powers and perform the duties prescribed by these Bylaws or as may from time to time be prescribed by the Board of Directors or by the Executive Chairman.  Each officer shall hold office until his successor is elected and qualified or until his earlier resignation, retirement or removal.

Sec. 2. The Executive Chairman shall preside at all meetings of the stockholders and at all meetings of the Board of Directors.  The Chief Executive Officer shall have the responsibility for the general management and control of the affairs and business of the Company and shall have all powers which are commonly incident to the office of chief executive or which are delegated to him by the Board of Directors. He shall have general supervision and direction of all of the officers and agents of the Company and by a writing filed with the

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Secretary may from time to time designate titles for employees and agents as may be appropriate in the conduct of the affairs of the Company, and in the same manner, may terminate such titles. In the absence of the Executive Chairman or at his request, the Chief Executive Officer shall preside at meetings of the stockholders.

Sec. 3. The President shall have such powers as may be conferred upon him from time to time by the Chief Executive Officer or by the Board of Directors.

Sec. 4. A Vice President or Vice Presidents shall have

such powers and perform such duties as the Board of

Directors, Executive Committee or the Chief Executive Officer may from time to time direct or prescribe.

Sec. 5. The Secretary shall coordinate the Company's contacts and communications with its stockholders and with those Government agencies having cognizance over such matters, shall attend to the giving of the necessary notice of all meetings of stockholders and of Directors, shall keep a record of all transactions, proceedings and voting at all meetings, shall have charge of and general supervision over the stock and transfer books of the Company, shall prepare and keep open for inspection all lists of stockholders and other lists and records required by statute. The Secretary shall have charge of and safeguard those records of the Company which are caused to be entered in

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the Corporate Documents Ledger. The Secretary shall have custody of the Corporate Seal of the Company and shall have the authority to affix the same to any instrument and when so affixed, it may be attested by his/her signature. The Secretary shall perform such other duties as may be required by the Board of Directors or Executive Committee.

Sec. 6. The Chief Executive Officer and such other officers, employees, or agents of the Company as may be specifically authorized and to the extent authorized by the Executive Chairman in writing so to do, shall have the right to enter into such agreements and to execute such documents as are or become necessary in the ordinary course of the Company's business.

ARTICLE VI

Corporate Stock

Sec. 1. Shares of the Company’s stock may be certificated or uncertificated, as provided under Delaware law. Certificates of stock shall be signed by the Executive Chairman and by the Secretary. Facsimiles of the signatures of any one or all of the officers designated to sign certificates of stock of this Company may be used in lieu of manual signatures, provided each certificate bearing facsimile signatures of the officers is

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countersigned by a transfer agent appointed by the Board of Directors or the Executive Committee.

Sec. 2. Transfers of stock shall be recorded on the books of the Company either in person or by legal representative and, in the case of stock represented by a certificate, upon surrender of the certificate. In case any certificate be lost, stolen or destroyed, the Board of Directors may order a new certificate or uncertificated shares be issued in its place upon receiving satisfactory proof of its loss and such security as it deems proper. On surrender of any outstanding certificate, it shall be at once cancelled.

Sec. 3. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or for the purpose of determining the stockholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board of Directors may fix, in advance, a date as the record date for any such determination of stockholders not more than sixty (60) nor less than ten (10) days before the date of such action and may cause the stock transfer books to be closed for a stated period but not to exceed, in any case, sixty (60) days.

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ARTICLE VII

Place of Keeping Corporate Books

Sec. 1. The Board of Directors shall designate at what place the books of the Company shall be kept.

ARTICLE VIII

Executive Committee

Sec. 1. The Board of Directors may appoint from among their number, but only by vote of a majority of their entire number, an Executive Committee of not less than three nor more than five members which shall have all the power of the Board of Directors when the Board of Directors shall not be in session; except the Executive Committee shall not have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation; recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or revocation of a dissolution, amending the Bylaws of the Corporation, or, unless authorized by resolution of the Board of Directors, declaring a dividend or authorizing the issuance of stock. The Board of Directors shall fill vacancies in the Executive Committee from the Directors. All action by the Executive Committee shall be reported to the Board of Directors at its

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meeting next succeeding such action. The Executive Committee shall determine its manner of proceeding. It may act without being formally convened and the affirmative vote of a majority of all members of the Executive Committee present when three or more are present or a unanimous vote of two when two are present shall be necessary to its adoption of any resolution or approval of any action.

ARTICLE IX

Fiscal Year

Sec. 1. For purposes of accounting and for all other purposes, the fiscal and tax year of this Company shall run from January 1st to December 31st in each year.

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